Exhibit A

                      STOCK PURCHASE AGREEMENT



     This STOCK PURCHASE AGREEMENT (the "Agreement") made and entered into effective the 21st day of May, 1998 (the "Effective Date"), is by and among Tamiya Watanabe ("Seller") whose principal business address is Nishi-Shinbashi, YS Bldg, 4F, 2-Chome, Minato-Ku, Tokyo 105, Japan, Satellite Investment Group, LLC , a Colorado limited liability company ("Purchaser") whose business address is 5650 Greenwood Plaza Boulevard, Suite 107, Englewood, Co 8011 1, Rabex USA Holdings, Inc., a Colorado corporation ("RUSAH"), Kaoru Konno, Nagao Fujiwara, and Fukumitsu Takahashi (collectively, the "Individuals"). Seller, RUSAH, and the Individuals are sometimes collectively referred to herein as the "Seller Affiliates".

                                   RECITALS

A. Solar Satellite Communication, Inc. (the "Company") is a corporation duly organized in the state of Colorado;

B. There are seven million five hundred five thousand eight hundred one (7,505,801) issued and outstanding shares of common stock (the "Common Stock") of the Company;

C.     One million shares of preferred stock (the "Preferred
Stock") have been authorized for issuance by the Company, but no Preferred Stock has been issued;

D. RUSAH is the registered owner of three million eight hundred twenty-five thousand (3,825,000) shares (the "Stock") of the Company, representing 50.96% of outstanding Common Stock of the Company. RUSAH has assigned and transferred the Stock to Seller, but said transfer has not yet been registered on the Company books with the Company transfer agent;

E. The Individuals each, at one time or another, were associated with RUSAH as officers, directors and/or employees;

F. The Company owns 527,650 shares of stock (the "Accelr8 Stock") in Accelr8 Technology Corporation, a Colorado corporation ("Accelr8" or the "Issuer") which shares are represented by two stock certificates (the "Accelr8 Certificates"), to wit: Accelr8 Stock # 1797 which originally represented 610,600 shares of Accelr8 Stock and now represents 152,650 shares of Accelr8 Stock as a result of a 1 for 4 reverse stock split and Accelr8 Stock # 1428 which originally represented 1,500,000 shares ofAccelr8 and now represents 375,000 shares of Accelr8 Stock as a result of the 1 for 4 reverse stock split.

G. Seller and RUSAH desire to sell, assign, transfer, and deliver to the Purchaser, and Purchaser desires to purchase from the Seller, all, but not less than all, of the Stock, along with any warrants, option rights or other interests in and to the Company now or hereinafter owned by any of the Seller Affiliates, on the terms and subject to the conditions hereinafter contained; and

H. Purchaser's sole purpose in acquiring the Stock from Seller is to acquire a derivative interest in the Accelr8 Stock owned by the Company.

     NOW, THEREFORE, in consideration of the mutual covenants, promises, agreements, representations, and warranties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby covenant, promise, agree, represent, and warrant as follows:

1.     AGREEMENT TO PURCHASE AND SELL SHARES.

     Seller agrees to sell, transfer, assign, and deliver to Purchaser at Closing (as defined below) free and clear of all liens, claims, mortgages, pledges, restrictions, charges, rights of third parties and encumbrances of every kind, and Purchaser agrees to purchase from Seller, on the terms and subject to the conditions set forth herein, all of its Stock in the Company, which will not represent less than 50.96% of outstanding Common Stock of the Company.

2.     CLOSING.

       2.1. Initial Closing Date. This transaction shall be closed (herein, the "Closing") at the law offices of Pendleton, Friedberg, Wilson, & Hennessey, P.C. (herein, the "Escrow Agent") at 303 East 17th Avenue, Suite 1000, Denver, Colorado 80203-1263 on July 14, 1998 at 4:00 p.m. The time, place, and date of the Closing are referred to throughout this Agreement as the "Closing Date".

       2.2. Extension of Closing Date. The Purchaser may extend the Closing for up to thirty days by paying to Seller, in advance of the extension, an extension fee (herein, the "Extension Fee") in the amount of Ten Thousand Dollars ($10,000). The Extension Fee must be paid prior to the initial Closing date of July 14, 1998, shall not be refundable, and shall be in addition to and not credited toward the Purchase Price.

3.     PURCHASE PRICE.

     The full, entire and aggregate purchase price that shall be paid by the Purchaser for the Stock shall be $1,800,000 (the
"Purchase Price"), payable as follows:

       3.1.   Earnest Money Deposit.   Simultaneous with the
mutual execution of this Agreement, the Purchaser has issued a check to the order of the Escrow Agent in the sum of Two Hundred Fifty Thousand Dollars ($250,000) as its earnest money deposit (the "Earnest Money Deposit"). If the Earnest Money Deposit check is not honored and paid when presented, then this Agreement shall be NULL AND VOID and neither party shall have any continuing rights, obligations, or liabilities hereunder. The Earnest Money Deposit, along with all interest earnings thereon, shall be delivered to the Seller by the Escrow Agent at the Closing. Escrow Agent shall deposit the Earnest Money Deposit in a separate money market escrow account, at a federally insured institution, and shall hold the Earnest Money Deposit as follows:

       a. If the purchase and sale of the Stock is not consummated due to the Seller's or RUSAH'S failure to perform all of their obligations under this Agreement, or due to Purchaser's cancellation of this Agreement pursuant to the provisions of
Section 9.3, or due to the failure of any of Purchaser's conditions precedent hereunder, the Earnest Money Deposit and all interest thereon, shall be paid and delivered immediately to the Purchaser.

       b. If the purchase and sale of the Stock is not consummated due to the Purchaser's failure to perform all of its obligations under this Agreement, the Earnest Money Deposit and all interest thereon, shall be paid and delivered immediately to the Seller as Seller's total LIQUIDATED DAMAGES.

     3.2.     Cash Payment.   At the Closing, the Purchaser shall
pay to Seller, in Good Funds (cash, electronic transfer funds, certified check, savings and loan teller's check, and cashier's check) the sum of Six Hundred Fifty Thousand Dollars ($650,000) (herein, the "Cash Payment").

     3.3. Secured Note. At the Closing, Purchaser shall deliver to the Seller a promissory note (the "Secured Note") in the form of Exhibit A to be attached hereto in the principal amount of Three Hundred Thousand Dollars ($300,000) along with a pledge agreement (the "Pledge Agreement") in the form of Exhibit B to be attached hereto securing the Secured Note with a pledge of the Stock. The Secured Note shall mature in three months.

     3.4. Unsecured Note. At the Closing, Purchaser shall deliver to the Seller a promissory note (the "Unsecured Note") in the form of Exhibit C to be attached hereto in the principal amount of Six Hundred Thousand Dollars ($600,000).

4.     TRANSFER DOCUMENTS.

     The Seller shall deliver to the Purchaser, at the Closing, the following documents (the "Transfer Documents"), in form and substance satisfactory to the Purchaser:

     4.1.     Stock Certificates and Stock Powers.  Stock
Certificates representing the Stock, duly registered in the name of the Purchaser, with appropriate and separate stock powers properly signed;

     4.2. Assignments. An assignment duly executed by each Seller Affiliate assigning to Purchaser any and all Common Stock, options, warrants, or other interests that they, or any of them, may have in and to the Company, if any;

     4.3. Other Specified Documents. All of the consents, certificates, lists, opinions, instruments, affidavits and other matters designated in Sections 9,10, and 11 herein;

     4.4. Resignations. Written resignations of all officers and directors of the Company's board of director meeting accepting the same; and

     4.5. Corporate Records. The original of all Corporate records (as defined and described in Section 10.3).

     4.6.     All Other Required Documents.   All of the
documents, resolutions, agreements, instruments, consents and opinions, required to be delivered to Purchaser pursuant to this Agreement and not previously delivered to the Purchaser, including those described in sections 11.1 and 11.2.

5.     ATTACHMENTS OF EXHIBITS.   The Exhibits to be attached to
this Agreement shall be prepared, approved, and made a part of this Agreement as follows:

     5.1. Financing Documents. The form of the Secured Note, the Pledge Agreement, and the Unsecured Note to be attached hereto respectively as Exhibits A, B, and C (collectively, the "Financing Documents") shall be prepared by the Purchaser and delivered to the Seller within five days of the Effective Date.

     5.2. Approvals. The Seller shall have five days from receipt to approve or reject the form of the Financing Documents delivered to it by the Purchaser. If a rejection or approval is not granted or rejected within five (5) days of delivery of such documents, then approval shall be conclusively deemed to have been granted.

     5.3. Incorporation into this Agreement. Within five days of the approval of the Financing Documents, the same shall be attached as exhibits to this Agreement, and this Agreement shall be re-executed by the Parties with each party initialing the first page of each Exhibit.

     5.4 Termination. If the Financing Documents have not been approved within twenty days of the Effective Date, then this Agreement, shall become NULL AND VOID, the Purchaser shall be entitled to the return of its Earnest Money Deposit, This Agreement shall be terminated and neither party shall have any continuing rights, obligations, or liabilities hereunder.

     6.1.     Delivery of Earnest Money Deposit.  The Escrow
Agent will deliver the Earnest Money Deposit to the Seller.

     6.2.     Cash Payment. The Purchaser shall make the Cash
Payment to Seller.

     6.3. Financing Documents. The Purchaser shall deliver to Seller the Financing Documents fully executed to the reasonable satisfaction of Seller's attorney.

     6.4.     Transfer Documents.  The Seller shall deliver the
Transfer Documents to Purchaser fully executed to the reasonable satisfaction of Seller's attorney.

7.     SPECIAL PROVISIONS REGARDING ACCELR8.

     7.1. Definitions and Terminology. All CAPITALIZED TERMS used in this Section 7 and in the succeeding Sections of this Agreement, unless expressly defined herein, shall have the meanings set forth in the Uniform Commercial Code - Investment Securities, Colorado Revised Statutes, Sections 4-8-101 etc. seq.

     7.2. Materiality of Accelr8 Stock. The Seller acknowledges and agrees that the sole reason that the Purchaser desires to acquire the Common Stock is because the Company is the lawful owner of the Accelr8 Stock and because, to the best of the knowledge of the Seller Affiliates, the Company's rights in and to the Accelr8 Stock are free and clear of any ADVERSE CLAIMS.

     7.3. Lost Certificates. The Seller Affiliates hereby disclose to Purchaser, and Purchaser hereby acknowledges that, the Company has lost the Accelr8 Certificates and that neither the Seller, an Affiliate, nor the Company have been able to obtain an indemnity bond in an amount sufficient to require the Issuer to issue replacement certificates.

     7.4. Lost Certificate Bond. As soon as possible after Closing, the Purchaser intends to procure an indemnity bond; (the "Bond") from a qualified insurance or bonding company (the "Bonding Company") in an amount sufficient to require the Issuer to issue replacement certificates for the Accelr8 Certificates. In order to obtain a Bond, the Purchaser will be required to submit to the Bonding Company certain information and documentation, such as affidavits executed by the Seller and/or the officers and directors of the Company and the Corporate Records, which describe the circumstances regarding the loss of the Accelr8 Certificates. The Seller and RUSAH agree to cooperate with Purchaser, and to require their representatives and agents to cooperate with the Purchaser in all reasonable ways, both before and after the Closing, in Purchaser's efforts to obtain a Bond on behalf of the Company.

     7.5. NOTICE OF ADVERSE CLAIM \Termination. If, at any time prior to Closing any Seller Affiliate has NOTICE OF an ADVERSE CLAIM against the Company's interest in the Accelr8 Stock, the Seller Affiliate shall immediately COMMUNICATE to Purchaser all relevant information concerning the ADVERSE CLAIM. If any party receives NOTICE OF an ADVERSE CLAIM against the Company's interest in the Accelr8 Stock prior to Closing, the Purchaser may, at its option and in its sole and absolute discretion, terminate its right and obligation to purchase the Stock by written notice to Seller, in which event, the Purchaser shall be entitled to the return of its Earnest Money Deposit, this Agreement shall be terminated and neither party shall have any continuing rights, obligations, or liabilities hereunder.

8.     ASSET REHABILITATION AGREEMENT.

     8.1. Statement of Purpose. The value of the Company, and therefore, the value of the Company's common stock, will be significantly increased if the Accelr8 Stock can be converted to freely transferable stock which may be traded by the Company on a public stock exchange or in the over the counter market. The Purchaser desires to enter into a contract with the Company (the "Asset Rehabilitation Agreement") whereby the Purchaser will agree to take all reasonable and necessary actions to make the Accelr8 Stock freely transferable. The Company will agree to pay to the Purchaser a fee (the "Rehabilitation Fee") in the total sum of Two Million Five Hundred Thousand Dollars ($2,500,000) when the Acceler8 Stock becomes freely transferable. The Rehabilitation Fee shall be payable to the Company as fimds become available from the disposition of the Acceter8 Stock. The Seller believes that it is in the Company's bests interests, and the best interests of the Company's shareholders, to enter into the Asset Rehabilitation Agreement.

     8.2. Preparation and Approval of the Asset Rehabilitation Agreement. The Asset Rehabilitation Agreement shall be prepared by the Purchaser and delivered to the Seller within five days of the Effective Date of this Agreement. The Asset Rehabilitation Agreement shall contain an express condition precedent that it is to become effective only upon the Seller's delivery of the Transfer Documents to the Purchaser pursuant to
Section 4 of this Stock Purchase Agreement.

     8.3. Approval of Asset Rehabilitation Agreement. The Seller shall have five days from receipt to approve or reject the form of the Asset Rehabilitation Agreement delivered to it by the Purchaser. If a rejection or approval is not granted or rejected within five (5) days of delivery of such documents, then approval shall be conclusively deemed to have been granted.

     8.4. Execution of the Asset Rehabilitation Agreement. The Seller shall cause the Company to duly execute and deliver to Purchaser two originals of the approved Asset Rehabilitation Agreement within twenty (20) days of the Effective Date. Purchaser, within three (3) days of its receipt of said executed documents, shall duly execute the two originals of the Asset Rehabilitation Agreement, and shall deliver to Seller's attorney one fully executed Asset Rehabilitation Agreement.

     8.5. Termination. If the Asset Rehabilitation Agreement has not been fully executed within twenty five (25) days of the Effective Date, then this Agreement shall become NULL AND VOID, the Purchaser shall be entitled to the return of its Earnest Money Deposit, this Agreement shall be terminated and neither party shall have any continuing rights, obligations, or liabilities hereunder.

9.     INVESTIGATION PERIOD.

     9.1. Due Diligence Documents. Within seven (7) days of the mutual execution of this Agreement (the "Effective Date"), the Seller Affiliates shall deliver and make available to Purchaser, such additional documents, consents and authorizations as may be required by Sections 9.4 through 9.10(the"Due Diligence Documents") and the Corporate Records described in Section lO.3. If information comes into the possession and control of any Seller Affiliate at any time before Closing which tends to supplement, vary, or contradict a Due Diligence Document, the Seller Affiliate shall notify the Purchaser of said new information and shall promptly forward to Purchaser a copy of any written document related thereto.

     9.2.     Due Diligence.  Purchaser shall have forty five
(45) days beginning on the Effective Date (herein, the "Investigation Period") to study, review, inspect and investigate all aspects of the Company, including, without limitation, the facts and circumstances surrounding the loss of the Accelr8 Certificates.

     9.3. Election To Terminate. At any time prior to the expiration of the Investigation Period, if Purchaser determines, as a result of its investigation of the Company and the facts and circumstances surrounding the Company's loss of the Accelr8 Certificates, that the circumstances are such that the Company will not be able to obtain a replacement certificate, or that the Purchaser or its principals would become subject to an unreasonable risk of loss in conjunction with the indemnity, guaranty, or reimbursement obligations to be incurred in conjunction with obtaining the Bond, Purchaser may, at its option and in its sole and absolute discretion, terminate its right and obligation to purchase the Stock by written notice to Seller. If Purchaser so terminates its obligations hereunder, this Agreement shall be terminated, the Earnest Money Deposit shall be delivered to Purchaser, and neither party shall have any continuing rights, obligations, or liabilities hereunder. If Purchaser terminates this Agreement for any other reason, Seller shall retain the Earnest Money Deposit as liquidated damages as provided in
Section 15.1.

     9.4.     Communications Concerning Lost Accelr8
Certificates. Each Seller Affiliate shall deliver to the Purchaser copies of any and all written communications sent to or received by them concerning the lost Accelr8 Certificates, including, without limitations, communications with former
Officers, directors, employees and agents of the Company.

     9.5. Submissions To Bonding Companies. Each Seller Affiliate shall deliver to the Purchaser copies of all written information in their possession and control submitted by the Company, or by them on behalf of the Company, to any Bonding Company in conjunction with an attempt to obtain a lost instrument Bond to replace the lost Accler8 Certificates.

     9.6. Affidavits. The Seller and each Seller Affiliate shall deliver to the Purchaser an affidavit containing the following statements and information:

       a. The location of the lost Accelr8 Certificates when last seen by the affiant;

       b.     The efforts made by the affiant to locate the lost
Accelr8 Certificates;

       c. The affiant's opinion as to the location of the Accelr8 Certificates;

       d. That the affiant has no knowledge of any facts, nor any reason to believe that such facts exist, that would suggest that the Accelr8 Certificates have been INDORSED by the Company, or have been transferred, assigned, or pledged to any Person other than the Company;

       e. That the affiant has no knowledge of any Person making an ADVERSE CLAIM against the Accelr8 Stock and that the Affiant has a GOOD FAITH belief that no ADVERSE CLAIM might be asserted against the Company's ownership interest in the Accelr8 Stock;

       f. That, to the best of the affiant's knowledge, no PROTECTED PURCHASER has acquired any interest in the Accelr8
Stock; and

       g. That the Affiant has no knowledge of any Person claiming to have a Security Entitlement in or to the Accelr8
Stock.

     9.7. Financing Documentation. The Seller Affiliates are not aware of any financial institutions that may have received financial statements, loan applications, or other credit information ("collectively, the "Financing Documentation") concerning the Company or RUSAH after March 28, 1994, except for the application submitted to a Bonding Company in conjunction with their obtaining an indemnity bond for the Stock certificate, as described in Section 10.5. The Seller Affiliates are not aware of any loans to the Company or RUSAH that closed after March 28, 1994. However, if any Seller Affiliate become aware of the existence of any such Financing Documentation or loan closings, they agree to submit to Purchaser a list of all such financial institutions (including addresses, names of contact persons, and phone numbers of contact persons). Purchaser understands that it is unlikely that any Seller Affiliate would be able to obtain access to any ]Financing Documentation, even if one of them remembers that loans were made or applied for.

     9.8.     Information Regarding Judgments.  The Seller
Affiliates shall submit to Purchaser a list of all persons that obtained a judgment against either the Company or RUSAH after March 28, 1994 in any state or federal court in the United
States, and the case name, case nwnber, and the name, address and phone number of the lawyer that represented the judgment creditor.

     9.9.     Consents to Provide Information and Files.  Each
Seller Affiliate shall deliver to the Purchaser a separate written consent and authorization addressed to each of the Persons named in the lists delivered to Purchaser in response to Sections 9.7 and 9.8, authorizing such Persons to turn over and disclose to Purchaser any and all information, documents and files concerning the subject transaction and holding said Persons harmless from producing or disclosing such information, documents and files. Each Seller Affiliate shall deliver to the Purchaser a separate written consent and authorization addressed to "whom it may concern", authorizing the recipient to turn over and disclose to Purchaser any and all information, documents and files they may have concerning the lost Accelr8 Certificates.

     9.10.     Certification of Seller's Counsel.  A
certification issued by the law firm of Pendleton, Friedberg, Wilson, & Hennessey, P.C. stating that the law firm has no NOTICE
OF an ADVERSE CLAIM against the Accelr8 Stock.

10.     REPRESENTATIONS AND WARRANTIES OF SELLER AFFILIATES.

    The Seller Affiliates hereby represent and warrant to the Purchaser as of the date hereof, and as of the Closing Date, to the best of their knowledge, the following statements are and will be true and accurate:

      10.1. Ownership of Seller's Shares. Seller is the sole and exclusive record and beneficial owner of registered owner of Three Million Eight Hundred Twenty Five Thousand (3,825,000) shares (the "Stock") of the Company, representing 50.96% of outstanding Common Stock of the Company. The Seller possesses good and merchantable title to the Stock and owns the Stock free and clear of any and all security interests, agreements, restrictions, claims, liens, pledges and encumbrances of any nature or kind. The Seller has the absolute and unconditional right to sell, assign, transfer and deliver the Stock to the Purchaser in accordance with the terms of this Agreement.

     10.2. Due Organization, Good Standing: Authorily of the Company. The Company is a corporation duly organized, validly existing as a stock corporation, and in good standing under the laws of the State of Colorado. The Company has full right, power, and authority to own the Accelr8 Stock.

     10.3. Corporate Records. A complete and correct copy of the Company's Articles of Incorporation, as amended to the date of this Agreement, (the "Charter") certified by the Secretary Of State of the State of Colorado (the "Department") and of the Company's by-laws, as amended to the date of this Agreement, (the "By-Laws") shall be delivered to Purchaser within seven (7) days of the Effective Date. The Charter and the By-Laws are in full force and effect, the Company is not in breach or violation of any of the provisions thereof, and the Seller will not permit the Company to amend or modify any provisions thereof, except that the Company has not held all of the shareholders meetings required by the By-Laws. The Company agrees to make the minute books of the shareholders and the board of directors of the Company available to the Purchaser for examination within seven
(7) days ofthe Effective Date. The minute books are complete and correct and accurately reflect all proceedings of the stockholders of the Company and the board of directors of the Company since RUSAH acquired a the Stock in 1994. The Charter, By-Laws, and minute books are sometimes collectively refeffed to herein as the "Corporate Records".

     10.4. Validity of Agreement. The Seller has the legal capacity and authority to enter into this Agreement. This Agreement is a valid and legally binding obligation of the Seller and is fully enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors rights generally.

     10.5. Capitalization; the Company Stock; Related Matters. The Company's authorized capital stock consists of Twenty Five Million (25,000,000) shares of common stock, without par value, of which seven million five hundred five thousand eight hundred one (7,505,801) shares are issued, and outstanding. One million shares of Preferred Stock have been authorized for issuance by the Company, but no Preferred Stock has been issued. The Stock has been duly, legally and validly issued, and is fully-paid and non-assessable. The Stock is currently represented by a stock certificate issued to RUSAH to replace a previous certificate held by RUSAH which is believed to disappeared at the same time that the Accelr8 Certificates were lost. The Company obtained the replacement certificate by posting sufficient funds for an indemnity bond, permitting the transfer agent for the Company to issue a replacement certificate. Neither Seller nor RUSAH is aware of any ADVERSE CLAIM with respect to the Stock. Delivery of the Stock by the Seller to the Purchaser on the Closing Date will transfer to the Purchaser full and entire legal and equitable title to 50.96% of the issued and outstanding capital stock of the Company.

     10.6. 0ptions, Warrants and Other Rights Affecting the Company Capital Stock. The Company has no authorized or outstanding options, warrants, calls, subscriptions, rights, convertible securities or other securities [as defined in the federal Securities Act of 1933 (hereinafter "Securities")] or any commitments, agreements, arrangements or understandings of any kind or nature obligating the Company, in any such case, to issue shares of the Company capital stock or other Securities or securities convertible into or evidencing the right to purchase shares of the Company capital stock or other Securities. No Seller Affiliate is a party to any agreement understanding, arrangement or commitment, or bound by any Articles of Incorporation or By-Law provision which creates any rights in any Person with respect to the authorization, issuance, voting, sale or transfer of any shares of Company Stock, Preferred Stock or other Securities.

     10.7. No Subsidiaries. The Company does not have any subsidiaries and does not, directly or indirectly, own any interest in or control any corporation, partnership, joint venture, or other business entity.

     10.8. Agreement Not in Conflict with Other Instruments; Required Approvals Obtained. The execution, acknowledgment sealing, delivery, and performance of this Agreement by the Seller and the consummation of the transactions contemplated by this Agreement will not (a) violate or require any registration, qualification, consent, approval, or filing under, (i) any law, statute, ordinance, rule or regulation (hereinafter collectively referred to as "Laws") of any Governments or Governmental Agencies, or (ii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which the Company or any of its assets or Properties is bound;
(b) conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, constitute a default under, result in the acceleration of the performance of the Company' obligations under, or result in the creation of any claim, security interest, lien, charge, or encumbrance upon any of the Company' properties, assets, or businesses pursuant to, (i) the Company' Charter or By-Laws, (ii) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument or agreement to which the Company is a party or by which the Company or any of the Company' assets or properties is bound, or (iii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which the Company or any of its assets or properties is bound.

     10.9. Legal Proceedings. There is no action, suit, proceeding, claim, arbitration, or investigation by any Government, Governmental Agency or other Person (i) pending to which the Company is a party, (ii) threatened against or relating to the Company or any of the Company' assets or businesses, (iii) challenging the Company's right to execute, acknowledge, seal, deliver, perform under or consummate the transactions contemplated by this Agreement, or (iv) asserting any right with respect to any of the Stock, and there is no basis for any such action, suit, proceeding, claim, arbitration or investigation.

     10.10. Tax Matters. The Company has not duly and timely filed with all appropriate Governmental Agencies, all tax returns, information returns, and reports (collectively, the "Tax Filings") required to be filed by the Company. The Company has not filed any state or federal income tax returns or paid any state or federal income taxes since at least 1994. The Company's fiscal and tax year ends on December 31st.

     10.11. Employees. The Company has hired no employees and has no liability to withhold for or to pay to the State of Colorado or the federal government, any state income tax, federal income tax, FICA, head tax, or any other taxes required or permitted to be withheld from an employee's pay by the State of Colorado, the federal government, or any other governmental or quasi-governmental agency or authority.

     10.12. Financial Statements; Undisclosed Liabilities. The Company has not prepared financial statements since 1994.
The Company's only known asset consists of the Accelr8 Certificates. No Seller Affiliate knows of any Company liabilities or obligations, whether occurred, absolute, contingent, or otherwise. The Seller knows of no basis for assertion against the Company of any claim, liability, or obligation other than its liability to the law firm of Pendleton, Friedberg, Wilson & Hennessey, P.C. for legal fees, costs and interest thereon in the total amount of $15,230.06 as of the date of this Agreement, any liability to which it may be subject for failure to fulfill its obligations to file SEC Reports, to provide reports to stockholders of the Company and to file annual income tax returns.

     10.13. SEC Reports. The Company has not filed any reports with the Securities and Exchange Commission (the "SEC") since the Company's annual report on Form 10-K for the year ended October 31, 1993 (the "Form 10-K") and the Company's quarterly report on Form 10-Q for the period ended January 24, 1994 (the Form 10-Q"). No other reports required to be filed by the SEC have been filed since January 24, 1994.

     10.14. Cessation of Company Operations. The Company has not conducted active operations since January of 1994, so the current financial status of the Company does not materially vary from that disclosed in the Form 10-K and the Form 10-Q, except as stated in Section 10.12 above.

     10.15. Relevancy of SEC Reports. The financial statements attached to the Company's most recently filed Form 10-K and the Form 10-Q have not materially changed, except as stated in Section 10.12 above. The Company has good and marketable title to the properties described in said reports, free and clear of any and all security interests, agreements, restrictions, claims, liens, pledges and encumbrances of any nature or kind. Except as noted in Section 10. 12 above, since the Form 10-K and the Form 10-Q have been filed, the Company has not incurred any liability, contingent or otherwise, nor any liability for taxes, long-term commitments, or unrealized or unanticipated losses.

     10.16. Insurance. The Seller Affiliates are not aware of any insurance policies of the Company that have been in effect since RUSAH acquired the Stock. The Company currently does not maintain any insurance policies.

     10.17. Bank Accounts and Safe Deposit Arrangements. The Seller Affiliates have no knowledge of the checking accounts, savings accounts, or other bank accounts and safe deposit boxes that have been owned by or held for the benefit of the Company since RUSAH acquired the Stock, nor do they know the names of all persons authorized to withdraw funds or other property from, or otherwise deal with, such accounts and safe deposit boxes. The Seller Affiliates are not aware of any such accounts or safe deposit boxes currently maintained by the Company.

     10.18. Service Contracts. The Seller Affiliates have no knowledge of any service, utility, supply, maintenance and employment contracts, agreements, and other continuing contractual obligations (collectively the "Service Contracts") affecting the ownership or operation of the Company in effect as of the Closing Date.

     10.19. Statutory Transfer Warranties. The warranties of transfer set forth in C.R.S. Section 4-8-108 of the Uniform
Commercial Code - Investment Securities are hereby expressly incorporated herein and made by each Seller Affiliate.

II.     AFFIRMATIVE COVENANTS OF SELLER AFFILIATES.

     11.1. Delivery of Corporate Records. At Closing, the Seller and RUSAH shall deliver to the Purchaser all of the originals of the Company's Corporate Records, Tax Filings, and all other files, contracts, and paperwork pertaining to the Company's business in their possession.

     11-2.     Delivery of Legal Opinion.  At Closing, the Seller
shall deliver to the Purchaser an opinion of Seller's legal counsel, in form reasonably satisfactory to Purchaser, opining favorably as to the matters set forth in Section 10.1.

12.     NEGATIVE COVENANTS OF SELLER AFFILIATES.

     12.1. No Brokerage. Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, or the like in connection with this Agreement or the transactions contemplated hereby.

     12.2. Dividends. Seller will not permit the Company to pay any dividends on, or make any distribution with respect to, the Stock.

     12.3. Other Payments To Seller. Seller shall not receive any payments or disbursements from the Company prior to Closing.

     12.4. Prohibited Actions. Without the prior consent of Purchaser, the Seller will not enter into any transactions nor permit the Company to take or fail to take any actions, that would result in any of the representations or warranties set forth in Section 10 not being true and correct in all material respects on the Closing Date.

     12.5. Contracts. Seller will not permit the Company to enter into any third party contracts, without the prior consent of the Purchaser.

     12.6. Loans or other Indebtedness. Seller will not permit the Company to enter receive any loans or to incur any other indebtedness, without the prior consent of the Purchaser.

13.     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.  The
Purchaser represents and warrants to Seller as of the date hereof, and as of the Closing Date, that:

     13.1. Validity of Agreement. The Purchaser is a limited liability company in good standing with the State of Colorado.
On or prior to closing, it agrees to deliver to the Seller a complete and correct copy of its Articles of Organization, certified by the Secretary of State of Colorado, and a certificate if the Secretary of State of Colorado indicating that it is in good standing with the State of Colorado. The Purchaser has the legal capacity and authority to enter into this Agreement. This Agreement is a valid and legally binding obligation of the Purchaser and is fully enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors rights generally.

     13.2. Authorization and Validity of Documents. The execution, acknowledgment, sealing, delivery, and performance of this Agreement by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby, have been duly executed, acknowledged, sealed and delivered by the Purchaser and constitute legal, valid, and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors rights generally.

     13.3. Investment Intent. The Purchaser is acquiring the Stock for investment only, for the Purchaser's own account, and not with a view to, for offer for sale or for sale in connection with, the distribution or offer thereof. The Stock is not being purchased for subdivision or fractionalization thereof; and the Purchaser has no contract, undertaking, agreement or arrangement with any Person to sell, hypothecate, pledge, donate or otherwise transfer (with or without consideration) to any such person any of the Stock which the Purchaser is acquiring hereunder, and the Purchaser has no present plans or intention to enter into any such contract, undertaking, agreement or arrangement.

     13.4. No Brokerage. The Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, or the like in connection with this Agreement or the transactions contemplated hereby.

     13.5.     Responsibility for Liabilities of the Company.
The Purchaser agrees to cause the Company to pay all legal fees due and outstanding to the law firm of Pendleton, Friedberg, Wilson & Hennessey, P.C. (currently $15,230.06) at the Closing. The Purchaser agrees to take responsibility for other obligations of the Company, including the Company's delinquency in its filings of income tax returns and SEC filings, and shall indemnify the Seller and RUSAH against any and all liability for such obligations.

14.     INDEMNIFICATIONS AND GUARANTIES.

     14.1. Indemnification by Seller Affiliates Regarding this Agreement. The Seller Affiliates shall defend, indemnify, and hold harmless the Purchaser from and against any and all claims, liabilities, suits, actions, proceedings, damages, losses, costs, and expenses, of every kind and nature arising out of, resulting from, or in connection with:

          a.     Any misrepresentation or breach by Seller
Affiliates of any representation or warranty contained in this Agreement; or

          b. Any nonfulfillment, failure to comply or breach by Seller Affiliates of or with any covenant, promise or agreement of the Seller contained in this Agreement.

     14.2.     Indemnification By Purchaser Regarding this
Agreement. The Purchaser shall defend, indemnify, and hold harmless the Seller from and against any and all claims, liabilities, suits, actions, proceedings, damages, losses, costs, and expenses, of every kind and nature arising out of, resulting from, or in connection with:

          a. Any misrepresentation or breach by Purchaser of any representation or warranty contained in this Agreement; or

          b. Any nonfulfillment, failure to comply or breach by Purchaser of or with any covenant, promise or agreement of the Purchaser contained in this Agreement.

15.     FIRM-UP REQUEST AND TERMINATION

     15.1. General Statement. Until all contingencies and conditions precedent (collectively, the "Contingencies") set forth in this Agreement have been waived or satisfied, the Seller reserves the right to continue to offer the Stock for sale, including the marketing of the Stock through agents and/or by the placing of advertising in an effort to procure another purchaser of the Stock.

     15.2. Bone Fide Offer. If, at any time, the Seller receives a bona fide written offer to purchase the Stock which the Seller wishes to accept the Seller will promptly provide written notice thereof to the Purchaser, which notice (the "Firm-Up Notice") will state that the Purchaser has five days within which to deliver to Seller a Firm-Up Commitment.

     15.3. Issuance of Firm-Up Commitment. The Purchaser shall have five days from delivery of a Firm-Up Notice to issue and deliver to Seller its Firm-Up Commitment. If Purchaser fails to timely issue and deliver its Firm-Up Commitment, this Agreement shall be terminated, the Earnest Money Deposit shall be delivered to Purchaser, neither party shall have any continuing rights, obligations, or liabilities hereunder, and Seller shall be free to sell the Stock to any Person, including, without Stations the Person that made the bone fide offer.

     15.4.     Description of the Firm-Up Commitment.  The Firm-
Up Commitment shall be a written statement issued by Purchaser to Seller that unconditionally waives any and all unsatisfied
Contingencies and expressly acknowledges that Purchaser is unconditionally required to Close its purchase of the Stock in accordance with Sections 2 and 6 of this Agreement.

     15.5. Effect of the Firm-Up Commitment. By issuance of a Firm-UP Commitment, Purchaser shall unconditionally and irrevocably waive all Contingencies set forth in this Agreement.

16.    DEFAULT.

     If any obligation or covenant is not performed as herein provided, there shall be the following remedies:

     16.1. Seller Remedy. If Purchaser defaults in its obligation to purchase the Stock on the Closing Date, then the Earnest Money Deposit shall be delivered by the Escrow Agent to Seller to be retained by Seller as LIQUIDATED DAMAGES, in which event the Purchaser's right to acquire the Stock and other things of value hereunder shall terminate. The Seller Affiliates shall have no right to an action for specific performance or for money damages or to any other remedy except the payment of such LIQUIDATED DAMAGE amount. The parties acknowledge that the damages of the Seller's Affiliates because of purchaser's default hereunder are and would be difficult to ascertain, including costs of negotiating and drafting this Agreement, costs of cooperating in satisfying conditions to Closing, costs or seeking another buyer, opportunity costs in keeping the Stock out of the marketplace, and other costs incurred in connection therewith. Purchaser and Seller agree that the amount of the Earnest Money Deposit represents a reasonable estimate of Seller's damages.
The remedy set forth in this Subsection 16.1 shall and will be the SELLER AFFILIATES' SOLE AND ONLY REMEDY for Purchaser's default and the Seller Affiliates expressly waive the remedies of specific performance and additional damages.

     16.2. Purchaser Remedies. If Seller is in default, Purchaser may elect to treat this Agreement as terminated, in which case, the Earnest Money Deposit and all payments and things of value received hereunder shall be returned to Purchaser and Purchaser may recover such damages as may be proper, or Purchaser may elect to treat this contract as being in full force and effect and Purchaser shall have the right to specific performance, injunctive relief, and damages. The parties hereto acknowledge that the Stock is unique; that any claim for monetary damages may not constitute an adequate remedy; and that it may therefore be necessary for the Purchaser's protection and to carry out the terms of this Agreement for Purchaser to apply for the specific performance of the provisions hereof or for injunctive relief. It is accordingly hereby agreed by the Seller Affiliates that no objection to the form of the action or the relief prayed for in any proceeding for specific performance of this Agreement shall be raised by any Seller Affiliate, in order that such relief may be expeditiously obtained by the Purchaser.

17.     MISCELLANEOUS.

     17.1. Survival of Representations, Warranties, and Agreements. All of the representations, warranties, covenants, promises and agreements of the parties contained in the Agreement (or in any document delivered or to be delivered pursuant to this Agreement or in connection with the Closing) shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     17.2. Survival. All notices, requests, demands, consents, and other communications which are required or may be given under this Agreement (collectively, the "Notices") shall be in writing and shall be given either (a) by personal delivery against a receipted copy, or (b) by certified or registered U.S. mail, return receipt requested, postage prepaid, to the following addresses:

          (i)     If to Seller:

                  c/o Tamiya Watanabe
                  Nishi-Shinbashi
                  YS Bldg, 4F
                  2-Chome
                  Minato-Ku, Tokyo 105, Japan

                  With a copy to:

                  Nancy R. Crow, Esq.
                  Pendleton, Friedberg, Wilson & Hennessey, P.C.
                  303 E. 17th Avenue, Suite 1000
                  Denver, Colorado 80203
                  U.S.A.

          (ii)    If to other Seller Affiliates: (See Address
                               List Attached hereto):

          (iii)   If to Purchaser:

                  Robert J. Guerra
                  c/o Kleinman, Guerra & Company, P.C.
                  5650 Greenwood Plaza Boulevard, Suite 107
                  Englewood, CO 80111.

                  With a copy to:

                  Stephen A. Maguire, Esq.
                  Maguire & Rabun, L.L.C.
                  5650 Greenwood Plaza Boulevard, Suite 107
                  Englewood, CO 80111.

or to such other address of which written notice in accordance with this Section 17.2 shall have been provided by such party. Notices may only be given in the manner hereinabove described in this Section 17.2 and shall be deemed received when given in such manner.

     17.3. Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the full, entire and integrated agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, correspondence, understandings, and agreements among the parties hereto respecting the subject matter hereof.

     17.4. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective heirs, personal and legal representatives, guardians, successors and, in the case of Purchaser, its permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights, remedies, obligations, or liabilities.

     17.5. Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

     17.6. Amendment; Waiver. No provision of this Agreement may be amended, waived, or otherwise modified without the prior written consent of all of the parties hereto. No action taken pursuant to this Agreement including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement herein contained. The waiver by any party hereto of a breach of any provision or condition contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.

     17.7. Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     17.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     17.9. Applicable Law. This Agreement is made and entered into, and shall be governed by and construed in accordance with, the laws of the State of Colorado.

     17.10. No Waiver. No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice its rights, powers or remedies, and no right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

     17.11. Litigation Costs. In the event of any litigation arising out of this Agreement, the court shall award to the prevailing party all reasonable costs and expenses, including attorney fees.

     17.12. Further Assurances. After the Closing, the Seller agrees to execute, acknowledge, seal and deliver, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as the Purchaser may reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby, provided that Purchaser pays all costs to be incurred in conjunction therewith.

     17.13.     Certain Definitions.  As used throughout this
Agreement, the following terms have the following meanings:

     "Person" means an individual, partnership, corporation, trust, unincorporated organization, Government, or Government
Agency.

     "Governments" means any federal, state or local government.

     "Governmental Agencies" means any agency, bureau, commission or instrumentality of any Governments.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement under seal, with the intention of making it a sealed instrument, on the date first above written.



       SELLER AFFILIATES:     SELLER:
                              /s/ Tamiya Watanabe
                              _____________________
                              Tamiya Watanabe

                              RABEX USA HOLDINGS, INC.,
                              a Colorado corporation
                                  /s/ Fukumitsu Takahashi
                              By:______________________
                                 Name:Fukumitsu Takahashi
                                 Title: Secretary

                              /s/ Kaoro Konno
                              __________________________
                              Kaoru Konno
                              /s/ Nagao Fujiwara
                              __________________________
                              Nagao Fujiwara
                              /s/ Fukumitsu Takahashi
                              __________________________
                              Fukumitsu Takahashi

       PURCHASER:            SATELLITE INVEST GROUP, LLC
                             a Colorado limited liability company
                                /s/ Robert J. Guerra
                             By:________________________
                                Name: Robert J. Guerra
                                Title: Manager


                         LIST OF EXHIBITS
            (To be attached pursuant to Section 5 and Section 8)

        A        Form of the Secured Note

        B        Form of the Pledge Agreement

        C        Form of the Unsecured Note


                  Exhibit A to Stock Purchase Agreement

                              SECURED NOTE
$300,000.00                                     July 14, 1998
(actual date)

     FOR VALUE RECEIVED, Satellite Investment Group, LLC, a Colorado limited liability company ("Maker") promises to pay to the order of Tamiya Watanabe ("the Lender") at the office Of Pendleton, Friedberg, Wilson & Hennessey., P.C., 303 E. 17th Avenue, Suite 1000, Denver, Colorado 80203., or at such other place as the Holder hereof may in writing designate, in lawful money of the United States of America, the principal sum of Three Hundred Thousand and No/100 Dollars ($300,000.00), together with interest thereon and in accordance with the terms and conditions specified below.

1.     DEFINITIONS.

     a. "Company" means Solar Satellite Communication, Inc., a Colorado corporation.

     b.     "Default Rate" means 12% per annum.

     c. "Event of Default" means each and every event specified in Section 5 of this Secured Note.

     d. "Holder" means the payee, or an assignee or other endorsee of this Note who is in possession of it, or the bearer thereof if this Note is at the time payable to the bearer.

     e. "Maturity Date" means October 14, 1998 (three months from the issuance date).

     f.     "Security Agreement" means the Pledge And Security
Agreement of even date herewith wherein Maker has granted to Lender a security interest in and to the Shares to secure payment of this Note.

     g. "Shares" means the three million eight hundred twenty-five thousand (3,825,000) shares of common stock of the Company owned by Debtor.

2.     NON-DEFAULT INTEREST.

     Interest will be charged on the unpaid principal balance of this Note prior to acceleration or maturity at a rate of eight percent (8%) per annum, to be calculated on the basis of a 365 day year

3.     PAYMENTS TERMS.

     Maker shall have the right, at any time and from time to time, without premium or penalty, to Prepay the Principal balance hereof in whole or in part. On the Maturity Date, the Maker shall pay in full the outstanding principal balance of this Secured Note and all accrued interest.

4.     SECURITY.

     This Note is secured by the Security Agreement of even date herewith, reference to which is hereby made for other rights of the parties.

5.     EVENTS OF DEFAULT.

     Any or all of the following shall constitute Events of Default hereunder:

     a.     Failure to Pay this Note in full on the Maturity
Date.

     b. The occurrence of an Event of Default under the Security Agreement which remains uncured at the expiration of the grace period provided therein.

     Should any Event of Default occur, the Holder of this Note, at the Holder's option, may declare all sums of principal outstanding hereunder to be immediately due and payable without presentment demand, protest, or notices of protest, dishonor, nonpayment, or maturity, all of which are hereby expressly waived. The Maker agrees to pay all costs and expenses, including reasonable attorneys' fees, incurred by the Holder in connection with the enforcement of this Note or the protection or preservation of any rights of the Holder hereunder or under the Security Agreement (regardless of whether legal proceedings are in fact commenced), including without limitation, reasonable attorneys' fees and costs and expenses incurred by the Holder in connection with any insolvency, bankruptcy, reorganization,
arrangement or other similar   proceedings involving the Maker,
which in any way affect the exercise by the Holder of its rights and remedies under this Note or the Security Agreement, or other document, instrument or agreement securing this Note, and, post-judgment and appellate costs and expenses.

6.     DEFAULT RATE.

     If this Note is not paid in full when it becomes due, whether on its Maturity Date, or prior thereto upon acceleration, then interest on this Note shall begin to be computed and paid, from and after that due date, at the Default Rate, calculated on the basis of a 365 day year with accruals daily.

7.     ELECTION OF REMEDIES.

     Enforcement by the Holder of this Note, or any term or provision of this Note, or of the Security Agreement shall not constitute an election by the Holder of remedies so as to preclude the exercise of any other remedy available to the Holder.

8.     NO WAIVER.

     No delay on the part of the Holder of the Note in the exercise of any Power or right under this Note, under the Security Agreement, or under any other instrument executed pursuant hereto, shall operate as a waiver thereof. No waiver, expressed or implied, of any provision of this Note, or the Security Agreement securing this Note, or any other instrument executed pursuant hereto, shall be deemed to constitute a continuing waiver of such provision nor a waiver of any other provision.

9.     SEVERABILITY OF PROVISIONS.

     In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, than and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

10.     COLORADO LAW APPLICABLE.

     This Note shall be construed and enforced in accordance with the laws of the State of Colorado.

MAKER:                        SATELLITE INVESTMENT GROUP, LLC
                              a Colorado limited liability company

                                  /s/ Robert J. Guerra
                              By:________________________________
                               Name: Robert J. Guerra
                               Title: Manager



                      Exhibit B To Stock Purchase Agreement

                           PLEDGE AND SECURITY AGREEMENT

     THIS PLEDGE AND SECURITY AGREEMENT (this "AGREEMENT"), is entered into this ____ day of ________, 1998, by and between Tamiya Watanabe and Satellite Investment Group, LLC, a Colorado limited liability company.

I . DEFINITIONS     Throughout this Agreement, and unless the
context otherwise requires, the word or words set forth below within the quotation marks shall be deemed to mean the words which follow them:

     1.1. "Certificate" means any stock certificate representing a Share in the possession of the Custodian, including, without limitation, the Stock Certificates and the Replacement Certificates.

     1.2. "Collateral" means the Shares, any and all dividends (monetary, stock, liquidating or otherwise) in respect thereto, and any and all securities, instruments, documents, contract rights, and other property which Debtor may become entitled to with respect thereto, and all cash or noncash proceeds thereof.

     1.3.     "Company" means Solar Satellite Communication,
Inc., a Colorado corporation.

     1.4. "Creditor" means Tamiya Watanabe and any successor holder of the Secured Note.

     1.5.     "Creditor's Address" means is Nishi-Shinbashi, YS
Bldg, 4F, 2-Chome, Minato-Ku, Tokyo 105, Japan.

     1.6.     "Custodian" means Pendleton, Friedberg, Wilson &
Hennessey, P.C.

     1.7.     "Custodian's Address" means 303 E. 17th Avenue,
Suite 1000, Denver, Colorado 80203.

     1.8.     "Debtor" means Satellite Investment Group, LLC , a
Colorado limited liability company.

     1.9.     "Debtors Address" means 5650 Greenwood Plaza
Boulevard, Suite 107, Englewood, CO 80111.

     1.10. "Dividend" shall mean any dividend or other kind of distribution hereinafter made to Debtor as a shareholder of the Company.

     1.11. "Effective Date"means July l4,1998(or the actual date of Closing).

Creditor to the Debtor pursuant to the Stock Purchase Agreement.

     2.2.     Pursuant to the Stock Purchase Agreement, the
Creditor made the Purchase Money Loan to Debtor to partially finance Purchaser's purchase of the Stock.

     2.3. To evidence the Purchase Money Loan, the Debtor issued the Secured Note to the order of the Creditor.

     2.4. As required by the Stock Purchase Agreement, and to secure the Debtor's Obligations to Creditor, the parties are entering into this Agreement.

     NOW THEREFORE, in consideration of the mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly confessed and acknowledged, the parties hereto do hereby covenant and agree as follows:

3.     REPRESENTATIONS AND WARRANTIES

     Debtor represents and warrants to Creditor, and such representations and warranties shall be continuing representations and warranties, so long as any Obligations shall remain outstanding, this Agreement and any document or instrument delivered in connection herewith and the @actions contemplated hereby or thereby have been duly authorized, and/or executed and delivered, as appropriate; and this Agreement and such other document and instruments constitute valid and legally binding obligations of Debtor and are enforceable against Debtor in accordance with their respective terms.

4.     REPRESENTATIONS, WARRANTIES AND COVENANTS.

     4.1. No Prior Pledges or Mortgages. Debtor hereby represents and warrants and covenants that Debtor has not granted any prior security interests, mortgages, charges, liens, pledges or encumbrances of any nature or kind against the Collateral.

     4.2. Validity of Agreement. The Debtor has the legal capacity and authority to enter into this Agreement. This Agreement is a valid and legally binding obligation of the Debtor and is fully enforceable against the Debtor in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors rights generally.

     4.3.     Agreement Not in Conflict with Other Instruments:
Required Approvals Obtained. The execution, acknowledgment, sealing, delivery, and performance of this Agreement by the Debtor will not (a) violate or require any registration, qualification, consent, approval, or filing under, (i) any law, statute, ordinance, rule or regulation (hereinafter collectively referred to as "Laws") of any Governments or Governmental Agencies, or (ii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which the Company or any of its assets is bound; (b) conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of constitute a default under, result in the acceleration of the performance of the Debtor's obligations under, or result in the creation of any claim, security interest, lien, charge or encumbrance upon any of the debtor's properties, assets, or businesses pursuant to, (i) the Debtor's Articles of organization or Operating Agreement,
(ii) any indenture, mortgage, deed of trust, license, permit approval, consent, franchise, lease, contract, or other instrument or agreement to which the Company is a party or by which the Debtor or any of the Debtor's assets or properties is bound, or (iii) any judgment, injunction, order, writ, or decree of any court, arbitrator, Government or Governmental Agency by which the Debtor or any of its assets or properties is bound.

     4.4.     Legal Proceedings   There is no action, auit,
proceeding, claim, arbitration, or investigation by any Government, Governmental Agency or other Person (i) pending to which the Debtor is party, (ii) threatened against or relating to the Debtor or any of the Debtor;s assets or businesses, (iii) challenging the Debtor's right to execute, acknowledge, seal, deliver, perform under or consummate the transactions contemplated by this Agreement, or (iv) asserting any right with respect to any of the Shares, and there is no basis for any such action, suit, proceeding, claim, arbitration or investigation.

5.     GRANT OF SECURITY INTEREST

     To secure the payment and performance of the Oibligations, debtor hereby pledges, assigns and transfers to Creditor, and grants to Creditor a continuing security interest in an to all of the Collateral.

6.     GENERAL COVENANTS

     6.1.     No Pledge.   Debtor covenants and agrees that so
long as any Obligations remain outstanding, the debtor shall not mortgage, pledge grant or permit to exist a security interest in, or a lien or encumbrance upon any of the Collateral except in favor of the Creditor.

     6.2.     Preservation of Creditor's Security Interest.
Debtor shall:

          6.2.1.   Permit Creditor, through his authorized
attorneys, accountants and representatives, to inspect and examine the books, accounts, records, ledgers and assets of every kind and description of the debtor;

          6.2.2. Pay to the Creditor, as a payment on the Secured Note, any Dividends he receives as a result of his ownership of the Shares;

          6.2.3. At any time and from time to time upon request of Creditor, execute and deliver to Creditor, in form and substance satisfactory to Creditor, such documents as Creditor shall deem necessary or desirable to perfect or maintain perfected the security interest of Creditor in the Collateral or which may be necessary to comply with the provisions of the law of the State of Colorado or the law of any other jurisdiction in which
Debtor may then be conducting business or in which any of the Collateral may be located;

          6.2.4. To pay or cause to be paid, prior to the date they would become delinquent if not paid, any and all taxes, assessments and other governmental charges whatsoever levied upon or assessed or charged against the Collateral, or any part thereof, including any accrued interest, cost and/or penalty thereon;

          6.2.5. To pay and satisfy or cause to be paid and satisfied as the same become due and payable all claims, liens and encumbrances affecting or purporting to affect the title to, or which may be or appear to be liens on, the Collateral, or any part thereof;

          6.2.6. To protect, preserve and defend the Collateral and title thereto and to notify Creditor of all claims and demands of all persons at any time claiming the Collateral or any interest therein; and

          6.2.7. To do such other acts in a timely and proper manner which may be reasonably necessary to protect and preserve the Collateral as security hereunder.

7. EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

     7.1.     Note Default.  An Event of Default under the Note;

     7.2. Default Under This Agreement. The Debtor shall fail to perform or observe any term, covenant, or agreement contained in this Agreement on its part to be performed or observed and such failure shall remain unremedied for thirty (30) calendar days after written notice thereof shall have been given to the Debtor by the Creditor.

     7.3. Misrepresentation. Any representation, warranty, certificate, schedule or other information made or furnished by any Debtor to Creditor herein or pursuant hereto is or shall be untrue or materially misleading;

     7.4. Default under Renewals and Extensions. Any event of default as defined in any note, guaranty, or security agreement executed by Debtor as a renewal, substitute, extension, modification, or amendment to this Security Agreement, or the Secured Note;

     7.5. Dissolution or Liquidation. Any proceeding is filed or commenced by or against any Debtors; or any Debtors dies or is adjudicated to be legally incompetent;

     7.6. Bankruptcy. If Debtor shall file a voluntary petition in bankruptcy or shall be determined to be a "debtor" within the meaning of the United States Code, or shall be granted an order for relief, adjudicated a bankrupt or insolvent or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the present or any future applicable federal, state or other statute or law relative to bankruptcy, insolvency or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of Debtor (as applicable) or of all or any substantial part of its properties or the Collateral (the term "acquiesce", as used in this Section 6.1.6, includes, but it is not limited to, the failure to file a petition or motion to vacate or discharge any order, judgment or decree within thirty (30) days after entry of such order, judgment or decree); or

     7.7. Acceleration Right. If any Event of Default shall occur, then or at any time thereafter, while such Event of default shall continue, Creditor may declare all Obligations to be due and payable, without notice, protest, presentment or demand, all of which are hereby expressly waived by Debtor.

8.     RIGHTS AND REMEDIES.  Upon the occurrence of an Event of
Default, irrespective of whether Creditor exercises his option to declare all Obligations secured hereby immediately due and payable, he may, at his option and in his sole discretion, without any prior notice or demand to or upon Debtors, do one or more of the following:

     8.1.     Foreclose.  Foreclose or otherwise enforce
Creditor's security interest in any manner permitted by law, or provided for in this Security Agreement;

     8.2. Sale of Collateral. Sell, lease or otherwise dispose of any Collateral at one or more public or private sales, whether or not such Collateral is present at the place of sale, for cash or credit or future delivery, on such terms and in such manner as Creditor may determine; in the event of a sale, lease or other disposition of the Collateral:

          8.2.1. Any person, including Debtor and Creditor, may purchase at the sale;

          8.2.2. If in the opinion of Creditors counsel, a public sale of the Shares of Stock might require registration under the Securities Act of 1933, as amended, or under any other federal or state statute governing the registration or qualification of securities being sold to the public, Creditor and Debtors agree that a private sale of the Shares of Stock will be commercially reasonable and Creditor, in such circumstances, may sell the Shares of Stock in a private sale;

          8.2.3. In the event Creditor elects to sell or otherwise dispose of the Shares of Stock, the parties agree that notwithstanding such other commercially reasonable conduct as may be followed by Creditor, the following procedures shall comprise and constitute a commercially reasonable sale (the "Sale"):

                  (a)   Creditor shall mail to Debtor written
notice of the Sale not later than thirty (30) days prior to such Sale;

                  (b) Once per week during the four (4) weeks immediately preceding the Sale, Creditor will publish notice of the Sale in: (i) the Western edition of The Wall Street Journal;
(ii) the Legal Notice section of the Rocky Mountain News; or
(iii) the Legal Notice section of the Denver Post. The notice shall specify that the Shares of Stock will be sold only to a single purchaser for his or its own account and not with a view to the resale or distribution thereof and that the purchaser will be restricted from reselling the Shares without compliance with the Securities Act of 1933 and applicable state securities laws. The notice will also advise prospective purchasers as to where they may obtain financial and other information with respect to the venture;

                  (c) Upon receipt of any written request to do so, Creditor will make available to any bona fide prospective purchaser for inspection, within five (5) days following receipt of such request and during reasonable business hours, such records and documents as shall be necessary to enable the prospective purchaser to prepare his or its bid;

                  (d)   The Sale may only be made to a single
purchaser who is financially sophisticated and who can afford the risk of the highly speculative investment which purchase of the Shares of Stock would entail. As a condition of sale, Creditor in his absolute discretion may require the purchaser to represent to Creditor that the Shares of Stock are being acquired for the purchaser's own account and not with a view to resale or distribution, and that the Shares of Stock will not be resold unless pursuant to the Securities Act of 1933 and/or applicable state securities laws or under a valid exemption or exemptions from such registration.

                  (e)   The sale procedures set forth in this
subsection 8.2.3. are not intended to delineate the minimum procedures that must be followed by Creditor in order to establish that a sale is commercially reasonable, but rather are only intended to state a particular procedure which both Debtor and Creditor agree is commercially reasonable. Under no circumstances shall this paragraph be deemed to preclude the Creditor from selling the Collateral in such other commercially reasonable manner as Creditor may determine.

     8.3.     Cancellation of Sales.  Notwithstanding Paragraph
8.2 hereof, in the event Creditor offers to sell the Shares, Creditor will be under no obligation to consummate a sale if, in his reasonable business judgment, none of the offers received by him reasonably approximates the fair value of the Shares;

     8.4. Application of Funds. Creditor shall apply the proceeds of any sale or disposition hereunder to payment of the following: (a) the expenses of such sale or disposition together with reasonable attorneys' fees, and the actual cost of publishing, recording, mailing and posting notice; (b) the cost of any search and/or other evidence of title procured in connection therewith and any transfer tax on any deed or conveyance; (c) all sums expended under the terms hereof, not then repaid, with accrued interest in the amount provided herein;
(d) all other Obligations secured hereby; and (e) the remainder, if any, to the Person or Persons legally entitle thereto;

     8.5. Additional Remedies. The rights, powers and remedies of Creditor as a secured party under this Security Agreement shall be in addition to all rights, powers and remedies given to Creditor by virtue of the Colorado Uniform Commercial Code or any other statute or rule of law, the Note, or any other agreement, all of which rights, powers and remedies shall be cumulative and may be exercised successively or concurrently without impairing Creditors security interest in the Collateral. Any forbearance or failure or delay by Creditor in exercising any right, power or remedy shall not preclude the further exercise thereof, and every right, power or remedy is specifically waived in a writing executed by Creditor. Debtor waives any right to require Creditor to proceed against any person or to exhaust any Collateral or to pursue any remedy in Creditor's power.

     8.6. Cumulative Remedies. No remedy herein conferred upon or reserved to Creditor is intended to be exclusive of any other remedy herein or by law provided, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing, at law or in equity or by statute or otherwise. Every power or remedy given by this instrument to Creditor, or to which Creditor may be otherwise entitled, may be exercised from time to time and as often as may be deemed expedient by Creditor, and Creditor may pursue inconsistent remedies;

     8.7.     Costs of Enforcement.   The Debtor shall pay to
Creditor all costs incurred by Creditor in enforcing her rights hereunder, including all legal costs and fees, whether or not legal proceedings are commenced. "Legal costs and fees" means all reasonable expenses incurred by Creditor, including, travel expenses, court costs, witness fees and attorneys' fees.

     8.8. Acceleration. If any Event of Default shall occur, then or at any time thereafter, while such Event of Default, shall continue, Creditor may declare all Obligations to be due and payable, without notice, protest, presentment or demand, all of which are hereby expressly waived by Debtor.

9.     ASSIGNMENT BY CREDITOR

     Creditor may, without notice to the Debtor, assign or endorse the Secured Note to a third party. In such event, each and every immediate and successive holder of the Secured Note shall have the right to enforce this Agreement, by legal action or otherwise, for its own benefit as fully as if such holder were herein by name specifically given such rights. Creditor shall have an unimpaired right to enforce this Agreement for its benefit to that portion of the Obligations of Debtor as Creditor has not sold, assigned, transferred or otherwise disposed of.

10.     POSSESSION OF COLLATERAL AND SECURED NOTE.

     10.1. Duties of Custodian. Between the Effective Date and the Maturity Date, the Custodian, as the Creditor's agent, shall hold physical possession of the Certificates and the Secured Note at the Custodian's Address or at any other safe place selected by the Custodian.

     10.2. Issuance of Replacement Certificate.   At Debtor's
request, the Custodian shall cooperate with Debtor in obtaining a Replacement Certificate from the Company which shows that the Debtor is the owner of the Shares. Said cooperation shall include delivering the Stock Certificates to the Company or its transfer agent for surrender and receiving and holding the Replacement Certificate. Notwithstanding the foregoing, the Custodian will not be required to take any actions to assist in the issuance of a Replacement Certificate, unless the following conditions are satisfied:

          (a) The security interest of the Creditor shall continuously be attached to the Shares; and

          (b) The Custodian is paid, in advance, all of its costs and expenses incurred in obtaining the Replacement Certificate, including, without limitation, payment to the Custodian for its time spent in obtaining the Replacement Certificate at its normal hourly rates; and

     10.3. Surrender of Secured Note and Stock Certificates. If the Debtor makes payments to the Custodian on behalf of the Creditor in the aggregate amount of the Secured Note principal amount on or before the Maturity Date, then the Custodian shall deliver the Secured Note and Certificates to Debtor.

     10.4. Failure To Pay By Maturity Date. If the Debtor fails to makes payments to the Custodian on behalf of the Creditor in the aggregate amount of the Secured Note principal amount on or before the Maturity Date, then the Custodian may deliver the Secured Note and Certificates to the Creditor or may otherwise act on Creditor's instructions.

11.     GENERAL PROVISIONS.

     11.1. Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the @actions contemplated herein and such understanding shall not be modified except in writing signed by or on behalf of the parties hereto.

     11.2. Interpretation and Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law; should any portion of this Agreement be declared invalid for any reason in any jurisdiction, such declaration shall have no effect upon the remaining portions of this Agreement furthermore, the entirety of this Agreement shall continue in full force and effect in all other jurisdictions and said remaining portions of this Agreement shall continue in full force and effect in the subject jurisdiction as if this Agreement had been executed with the invalid portions thereof deleted.

     11.3. Successor and Assigns. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the heirs, administrators, successors and assigns of Creditor and Debtor, provided, however, Debtor may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of Creditor.

     11.4. Colorado Law. This Agreement is and shall be deemed to be a contract entered into and made pursuant to the laws of the State of Colorado and shall in all respects be governed, construed, applied and enforced in accordance with the laws of said state.

    11.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

     11.6. Section Headings. The section headings herein are included for convenience only and shall not be deemed to be a part of this Agreement.

12.     ASSIGNMENT BY CREDITOR

     Creditor may, from time to time, without notice to the undersigned, sell, assign, transfer or otherwise dispose of all or any part of the Obligations and/or the Creditor's security interest in the Collateral therefor. In such event, each and every immediate and successive purchaser, assignee, transferee or holder of all or any part of the Obligations and/or the Collateral shall have the right to enforce this Agreement, by legal action or otherwise, for its own benefit as fully as if such purchaser, assignee, transferee or holder were herein by name specifically given such rights. Creditor shall have an unimpaired right to enforce this Agreement for its benefit to that portion of the Obligations of Debtor as Creditor has not sold, assigned, transferred or otherwise disposed of.

     IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement effective as of the date first set forth above.

                           /s/ Tamiya Watanabe
CREDITOR:                  __________________________
                           TAMIYA WATANABE

DEBTOR:                    SATELLITE INVESTMENT GROUP, LLC
                           a Colorado limited liability company
                               /s/ Robert J. Guerra
                           By:________________________________
                              Name: Robert J. Guerra
                              Title: Manager


               RECEIPT AND ACCEPTANCE BY CUSTODIAN

     The undersigned hereby acknowledges receipt of the Stock
Certificates and agrees to hold the same as agent for the Debtor pursuant to Section 10 of the foregoing Pledge And Security
Agreement.

                  PENDLETON, FRIEDBERG, WILSON & HENNESSEY, P.C.

                      /s/ Nancy R. Crow
                  By:_____________________________________
                     Nancy R. Crow, Treasurer


             Exhibit C To Stock Purchase Agreement

                       UNSECURED NOTE


$600,000.00                        July 14, 1998 (actual date)

     FOR VALUE RECEIVED, Satellite Investment Group, LLC, a Colorado limited liability company ("Maker") promises to pay to the order of Tamiya Watanabe ("the Lender") at the office of Pendleton, Friedberg, Wilson & Hennessey, P.C., 303 E. 17th Avenue, Suite 1000, Denver, Colorado 80203., or at such other place as the Holder hereof may in writing designate, in lawful money of the United States of America, the principal sum of Six Hundred Thousand and No/100 Dollars ($600,000.00), together with interest thereon and in accordance with the terms and conditions specified below.

1.     DEFINITIONS.

     a.     "Accelr8" means Accelr8 Technology Corporation, a
Colorado corporation.

     b.     "Asset Rehabilitation Agreement" means the Asset
Rehabilitation Agreement dated (actual date of agreement) by and between the Company and the Maker.

     c. "Company" means Solar Satellite Communication, Inc., a Colorado corporation

     d.     "Default Rate" means 12% per annum.

     e. "Event of Default" means each and every event specified in Section 6 of this Secured Note.

     f. "Freely Tradeable" the term "Freely Tradeable" shall have the meaning set forth in Section 1.9 of the Asset
Rehabilitation Agreement.

     g. "Holder" means the payee, or an assignee or other endorsee of this Note who is in possession of it, or the bearer thereof if this Note is at the time payable to the bearer.

     h.      "Maturity Date" means the later date of: (i) July
14, 1999 (twelve months from the issuance date); or (ii) the ninetieth (90th) day after the date the Shares become Freely
Tradeable.

     i.       "Note" means this Unsecured Note.

     j. "Shares" means the five hundred twenty seven thousand (527,650) shares of common stock of Accelr8 owned by the Company.

     k. "Stock Certificates" means the two stock certificates issued to the Company to evidence its ownership of the Shares, to wit: Accelr8 Stock number 1797 issued February 3, 1994, which originally represented 610,600 shares of Accelr8 Stock and now represents 152,650 shares of Accelr8 Stock as a result of a 1 for 4 reverse stock split and Accelr8 Stock number 1428 issued September 14, 1988 which originally represented 1,500,000 shares of Accelr8 Stock and now represents 375,000 shares of Accelr8 Stock as a result of the 1 for 4 reverse stock split.

2.     INTEREST.

     No Interest will be charged on this Note until the Maturity Date. Beginning on the Maturity Date and thereafter until this
Note is paid in full, interest will accrue on the principal balance at the Default Rate, calculated on the basis of a 365 day year with accruals daily.

3.     PAYMENTS TERMS.

     Maker shall have the right, at any time and from time to time, without premium or penalty, to prepay the principal balance hereof in whole or in part. On the Maturity Date, the Maker shall pay in full the outstanding principal balance of this unsecured note.

4.     EVENTS OF DEFAULT.

     The failure to pay this Note in full on the Maturity Date shall constitute an Event of Default hereunder. Should any Event of Default occur, the Holder of this Note, at the Holder's option, may declare all sums of principal outstanding hereunder to be immediately due and payable without presentment, demand, protest, or notices of protest, dishonor, nonpayment, or maturity, all of which are hereby expressly waived. The Maker agrees to pay all costs and expenses, including reasonable attorneys' fees, incurred by the Holder in connection with the enforcement of this Note or the protection or preservation of any rights of the Holder hereunder (regardless of whether legal proceedings are in fact commenced), including without limitation, reasonable attorneys' fees and costs and expenses incurred by the Holder in connection with any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving the Maker, which in any way affect the exercise by the Holder of its rights and remedies under this Note or other document, instrument or agreement securing this Note, and, post-judgment and appellate costs and expenses.

5.     NO WAIVER.

     No delay on the part of the Holder of the Note in the exercise of any power or right under this Note, under the Security Agreement, or under any other instrument executed pursuant hereto, shall operate as a waiver thereof. No waiver, expressed or implied, of any provision of this Note, or the Security Agreement securing this Note, or any other instrument executed pursuant hereto, shall be deemed to constitute a continuing waiver of such provision nor a waiver of any other provision.

6.     SEVERABILITY OF PROVISIONS.

     In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, than and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

7.     COLORADO LAW APPLICABLE.

     This Note shall be construed and enforced in accordance with the laws of the State of Colorado.


MAKER:                   SATELLITE INVESTMENT GROUP, LLC
                         a Colorado limited liability company

                             /s/ Robert J. Guerra
                         By:______________________________
                            Name: Robert J. Guerra
                            Title: Manager